UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported):   January 14, 2005

THE VALSPAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)
1101 Third Street South, Minneapolis, Minnesota		55415
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (612) 332-7371

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Arrangements with New President and Chief Executive Officer

On January 14, 2005, we entered into an agreement with William L. Mansfield, a current officer of the Company, to become our President and Chief Executive Officer effective on February 23, 2005 (the “Commencement Date”). Effective on the Commencement Date, Mr. Mansfield will receive a base salary of $800,000 per year, and annual bonuses under the Company’s Incentive Bonus Plan depending on corporate performance measures, based on net income, net sales and modified cash flow. For fiscal 2005, Mr. Mansfield’s bonus will not exceed 137.5% of his base salary, with a level of 110% of base salary at target levels of performance. On the Commencement Date, we will grant to Mr. Mansfield options to purchase 125,000 shares of our common stock under the 1991 Stock Option Plan, at an exercise price equal to the closing price of our common stock on the trading day prior to that date, with these options to vest in equal annual installments over three years from the date of grant. We will also grant to Mr. Mansfield 10,000 shares of restricted stock under the 2001 Stock Incentive Plan, with the shares to vest three years from the date of grant. Mr. Mansfield will continue to participate in the Key Employee Annual Bonus Plan, under which, after the end of each applicable fiscal year, he will receive (a) a restricted stock grant equal to 150% of his cash bonus under the Incentive Bonus Plan, forfeitable for three years from the date of grant if his employment terminates for any reason other than death, disability, retirement or a change in control, and (b) a stock option grant with the market value of the shares subject to the options calculated as a multiple of base salary for the fiscal year based on performance. He also continues to participate in the Key Employee Long-Term Incentive Bonus Program, under which selected employees receive a cash bonus based on the achievement by the Company of a specified range of earnings per share for the three-year period.

The Company has entered into agreements with certain key employees, including Mr. Mansfield, providing for the continued employment of such executives for a period of up to two years following a change in control of the Company. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive’s employment prior to the occurrence of a change in control or (ii) a payment event shall have occurred and the Company shall have satisfied all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive’s employment with the Company or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by the Company as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of such executives, including Mr. Mansfield, is equal to: (a) the higher of: (i) three times the sum of executive’s annual base salary in effect prior to the change in control and the target potential amount payable to the executive under all incentive compensation plans with a performance period commencing coincident with or most recently prior to the date on which a payment event occurs, assuming continuous employment until the end of the performance period (the “applicable incentive amount”) or (ii) three times the sum of executive’s annual base salary in effect prior to the payment event and the applicable incentive amount; plus (b) the pro rata portion of the applicable incentive amount for the year during which the termination occurs. The Company will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

Effective on the Commencement Date, the Company has agreed to establish a Supplemental Executive Retirement Plan designed to provide additional benefits on retirement at or after age 60 tied to a percentage of Mr. Mansfield’s final average pay offset by other Valspar retirement plan benefits.

The agreement also provides that the Company will provide certain other benefits including continued participation in all applicable Company benefit plans; payment of reasonable business expenses including club membership, medical examinations and financial planning services.

In connection with these arrangements, Mr. Mansfield will agree not to compete with the Company or solicit any Company employees for three years following termination of his employment.

Arrangements with Current Chairman and Chief Executive Officer

On January 14, 2005, we entered into an agreement with Richard M. Rompala, the current Chairman and Chief Executive Officer of the Company, in connection with his retirement as Chief Executive Officer, effective on the Commencement Date. Mr. Rompala will continue as an employee of the Company through July 31, 2005. He will continue to serve as Chairman of the Board and remain a member of the Board of Directors until a date between July 31, 2005 and October 28, 2005.

For his service as Chairman and for working with the new Chief Executive Officer, the Board of Directors, employees, customers and appropriate industry leaders and groups to facilitate an effective transition of the leadership of the Company to the new Chief Executive Officer, Mr. Rompala will receive (a) a cash payment of $200,000, payable in 2005, (b) fifty percent of his current base salary (which is $1 million per annum) for the period between the Commencement Date and the end of fiscal 2005, payable in full no later than the termination of his employment on July 31, 2005, and (c) an amount equal to the cash bonus he would have received under the Company’s Incentive Bonus Plan depending on corporate performance measures, based on net income, net sales and modified cash flow. For fiscal 2005, Mr. Rompala’s bonus will not exceed 137.5% of his base compensation received, with a level of 110% of base compensation received at target levels of performance. Mr. Rompala’s bonus will be paid no later than December 31, 2005. The Company will also accelerate the vesting of all shares of restricted stock held by Mr. Rompala as of the Commencement Date. As of January 13, 2005, Mr. Rompala held 46,343 shares of restricted stock with a fair market value of $2,193,878, based on the closing sale price of the Company’s common stock on that date. Mr. Rompala will also receive retiree medical benefits. Pursuant to the existing provisions in Mr. Rompala's stock options, the options will continue in effect until dates ranging from three years to approximately six years after the termination of his employment.

In connection with these arrangements, Mr. Rompala will agree not to compete with the Company or solicit any Company employees through December 31, 2008.

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

As part of a transition plan under consideration for some time, on January 14, 2005, Mr. Richard M. Rompala advised the Board of Directors that he will retire as our Chief Executive Officer effective on the Commencement Date. Mr. Rompala will continue to serve as Chairman of our Board of Directors for a period of time as described in Item 1.01 above. The principal terms of Mr. Rompala’s arrangements with us following the Commencement Date are described in Item 1.01 above.

On January 14, 2005, Mr. William Mansfield, age 56, was appointed as our President and Chief Executive Officer, effective on the Commencement Date. The principal terms of Mr. Mansfield’s employment arrangement with us are described in Item 1.01 above. Mr. Mansfield has been Executive Vice President and Chief Operating Officer of the Company since April 2004. Prior to April 2004, Mr. Mansfield was Executive Vice President – Architectural, Packaging and Specialty Coatings since January 2002. Prior to January 2002, Mr. Mansfield was Senior Vice President – Architectural, Automotive and Specialty Coatings since February 2000. Prior to February 2000, Mr. Mansfield was Senior Vice President – Packaging and Industrial Coatings since November 1998.

Item 7.01.      Regulation FD Disclosure.

On January 14, 2005, The Valspar Corporation issued a press release. A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.      Financial Statements and Exhibits.

            (a)        Not applicable.

            (b)        Not applicable.

            (c)        Exhibits

        Press Release dated January 14, 2005, furnished herewith and incorporated herein by reference as Exhibit 99.1

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE VALSPAR CORPORATION
Dated: January 14, 2005	By:	/s/ Rolf Engh

Name: Rolf Engh
Title: Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated January 14, 2005